Exhibit 5.1

Frascona, Joiner, Goodman and Greenstein, P.C.

Oliver E. Frascona (1947-2014) Gregg A. Greenstein Cinthia M. Manzano Jonathan H. Sargent Michael A. Smeenk Jordan C. May Britney Beall-Eder Zachary A. Grey	Attorneys at Law A Professional Corporation 4750 Table Mesa Drive, Boulder, Colorado 80305-5541 Telephone (303) 494-3000 Facsimile (303) 494-6309 www.frascona.com gary@frascona.com September 29, 2025	of Counsel Gary S. Joiner Jonathan A. Goodman Karen J. Radakovich Jesse H. Witt Jeffrey M. Glotzer Jeffrey D. Cohen John C. Koechel Patrick J. Fitz-Gerald

Andrew B. PipesCaroline W. YoungBlake S. GabrielRyan P. HoraceBrittaney D. McGinnisMara B. PetersonDavid M. Petrush

Liberty Star Uranium & Metals Corp.

2 E. Congress St., Suite 900

Tucson, AZ 85701

Ladies and Gentlemen:

We have acted as counsel to Liberty Star Uranium and Metals Corp., a Nevada corporation (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration State& ment”), including a related prospectus filed with the Registration Statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to resale by the Selling Stockholder named therein, or its permitted assignees, of up to 8,490,660 shares (the “Shares”) of the Company’s common stock issuable upon exercise of a Warrant to purchase shares of common stock held by the Selling Stockholder.

In connection with rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Articles of Incorporation, as amended and as currently in effect, (ii) the Company’s Amended and Restated Bylaws, as currently in effect, (iii) the Registration Statement and Prospectus, and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Frascona, Joiner, Goodman and Greenstein, P.C.

September 29, 2025

Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares upon issuance, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely Yours,

Frascona, Joiner, Goodman & Greenstein, P.C.
Frascona, Joiner, Goodman & Greenstein, P.C.